As filed with the Securities and Exchange Commission on March 29, 2016

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

VIRGIN AMERICA INC.

(Exact name of registrant as specified in its charter)

Delaware	20-1585173
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

555 Airport Boulevard

Burlingame, CA 94010

(650) 762-7000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Virgin America Inc. 2014 Equity Incentive Award Plan

2014 Employee Stock Purchase Plan

(Full Title of the Plan)

C. David Cush

President and Chief Executive Officer

Virgin America Inc.

555 Airport Boulevard

Burlingame, CA 94010

(650) 762-7000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

John J. Varley Senior Vice President and General Counsel Virgin America Inc. 555 Airport Boulevard Burlingame, CA 94010 (650) 762-7000	Tad J. Freese Latham & Watkins LLP 140 Scott Drive Menlo Park, California 94025 Telephone: (650) 328-4600 Facsimile: (650) 463-2600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, par value $0.01 per share	2,721,489	$30.84	$83,930,720.76	$8,451.82

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of the Registrant’s common stock that become issuable under the Virgin America Inc. 2014 Equity Incentive Award Plan (the “2014 Plan”) and the 2014 Employee Stock Purchase Plan (the “ESPP”) by reason of any stock dividend, stock split, recapitalization or similar transaction effected without the Registrant’s receipt of consideration, which would increase the number of outstanding shares of common stock. In addition, pursuant to Rule 416(c) under the Securities Act, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefits plan described herein.
(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) and Rule 457(c) promulgated under the Securities Act. The offering price per share and aggregate offering price are based upon the average of the high and the low prices of Registrant’s common stock as reported on the NASDAQ Global Select Market on March 22, 2016. The chart below details the calculations of the registration fee:

Securities	Number of Shares	Offering Price Per Share	Aggregate Offering Price
Additional shares reserved for future grant under the 2014 Plan(3)	2,190,291	$30.84	$67,548,574.44
Additional shares reserved for future grant under the ESPP(4)	531,198	$30.84	$16,382,146.32
Proposed Maximum Aggregate Offering Price			$83,930,720.76
Registration Fee			$8,451.82

(3)	The 2,190,291 shares reflect an increase to the 2014 Plan of (i) 1,077,997 shares as a result of provisions in the 2014 Plan that allow for the Board of Directors to annually increase the share reserve of Common Stock available for issuance under such plan as of January 1, 2015 and (ii) 1,112,294 shares as a result of provisions in the 2014 Plan that allow for the Board of Directors to annually increase the share reserve of Common Stock available for issuance under such plan as of January 1, 2016.
(4)	The 531,198 shares reflect an increase to the ESPP of (i) 431,198 shares as a result of provisions in the ESPP that allow for the Board of Directors to annually increase the share reserve of Common Stock available for issuance under such plan as of January 1, 2015 and (ii) 100,000 shares as a result of provisions in the ESPP that allow for the Board of Directors to annually increase the share reserve of Common Stock available for issuance under such plan as of January 1, 2016.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

In this registration statement, Virgin America Inc. is sometimes referred to as “Registrant,” “we,” “us” or “our.”

Item 3.	Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Securities and Exchange Commission are incorporated by reference into this Registration Statement:

(a)	The contents of the earlier registration statement on Form S-8 relating to the 2014 Plan and ESPP, previously filed with the Securities and Exchange Commission on November 19, 2014 (File No. 333-200366);

(b)	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2015, which includes audited financial statements for the Registrant’s latest fiscal year, filed with the Securities and Exchange Commission on February 29, 2016;

(c)	The information specifically incorporated by reference into Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 from Registrant’s Definitive Proxy Statement on Schedule 14A, filed with the Securities and Exchange Commission on March 25, 2016; and

(d)	The description of the Registrant’s common stock contained in the Registrant’s registration statement on Form 8-A (Registration No. 001-36718), filed by the Registrant with the SEC under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on November 3, 2014, including any amendments or reports filed for the purpose of updating such description.

All documents that the Registrant subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to the registration statement which indicates that all of the shares of common stock offered have been sold or which deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of the filing of such documents, except as to any portion of any future annual or quarterly report to stockholders or document or current report furnished under current Items 2.02 or 7.01 of Form 8-K, and exhibits furnished on such form that relate to such items, that is not deemed filed under such provisions. For the purposes of this registration statement, any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Under no circumstances will any information filed under current items 2.02 or 7.01 of Form 8-K, and exhibits furnished on such form that relate to such items, be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 8.	Exhibits.

Reference is made under this Item 8 to the exhibit index included in this Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Burlingame in the State of California, on March 29, 2016.

VIRGIN AMERICA INC.

By:	/s/ Peter D. Hunt
Peter D. Hunt
Senior Vice President and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint C. David Cush, Peter D. Hunt and John J. Varley, and each of them, with full power of substitution and full power to act without the other, his or her true and lawful attorney-in-fact and agent to act for him or her in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file this registration statement, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in order to effectuate the same as fully, to all intents and purposes, as they or he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ C. David Cush C. David Cush	President and Chief Executive Officer (Principal Executive Officer)	March 29, 2016

/s/ Peter D. Hunt Peter D. Hunt	Senior Vice President and Chief Financial Officer (Principal Financial and Principal Accounting Officer)	March 29, 2016

/s/ Donald J. Carty Donald J. Carty	Director and Chairman of the Board	March 29, 2016

/s/ Samuel K. Skinner Samuel K. Skinner	Director and Vice Chairman of the Board	March 29, 2016

/s/ Cyrus F. Freidheim, Jr. Cyrus F. Freidheim, Jr.	Director	March 29, 2016

/s/ Stephen C. Freidheim Stephen C. Freidheim	Director	March 29, 2016

/s/ Evan M. Lovell Evan M. Lovell	Director	March 29, 2016

/s/ Robert A. Nickell Robert A. Nickell	Director	March 29, 2016

/s/ John R. Rapaport John R. Rapaport	Director	March 29, 2016

/s/ Stacy J. Smith Stacy J. Smith	Director	March 29, 2016

/s/ Jennifer L. Vogel Jennifer L. Vogel	Director	March 29, 2016

/s/ Paul D. Wachter Paul D. Wachter	Director	March 29, 2016

Exhibit Index

		Incorporated by Reference			Filed Herewith
Exhibit Number	Exhibit Description	Form	Date	Number

4.1	Amended and Restated Certificate of Incorporation of Virgin America Inc.	8-K	11/19/2014	3.1

4.2	Amended and Restated Bylaws of Virgin America Inc.	8-K	11/19/2014	3.2

4.3	Form of Common Stock Certificate.	S-1/A	11/13/2014	4.1

5.1	Opinion of Latham & Watkins LLP.				X

23.1	Consent of independent registered public accounting firm.				X

23.2	Consent of Latham & Watkins LLP (included in Exhibit 5.1).				X

24.1	Power of Attorney. Reference is made to the signature page to the Registration Statement.				X

99.1(a) +	Virgin America Inc. 2014 Equity Incentive Award Plan.	S-1/A	11/03/2014	10.19

99.1(b) +	Form of Stock Option Agreement under 2014 Equity Incentive Award Plan.	S-1/A	11/03/2014	10.20

99.1(c) +	Form of Restricted Stock Agreement under 2014 Equity Incentive Award Plan.	S-1/A	11/03/2014	10.21

99.1(d) +	Form of Restricted Stock Unit Agreement under 2014 Equity Incentive Award Plan	S-1/A	11/03/2014	10.22

99.2+	Employee Stock Purchase Plan.	S-1/A	11/03/2014	10.23

	+ Indicates management contract or compensatory plan.